Exhibit No. 3.(i)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED ON 09:00 AM - 05/15/1996
960139919 - 2622685

                          CERTIFICATE OF INCORPORATION
                                       OF
                           SOUTHAMPTON PARTNERS, INC.
                ------------------------------------------------

            FIRST. The name of this corporation shall be:

                   SOUTHAMPTON PARTNERS, INC.

            SECOND. Its registered office in the State of Delaware is to be located at 1013 Center Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

            THIRD. The purpose or purposes of the corporation shall be:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

            Two Hundred Million (200,000,000) Shares with $.0001 Par Value.

            FIFTH. The name and mailing address of the incorporator is as follows:

                   Mala. Lahore
                   Corporate Agents, Inc.
                   1013 Center Road
                   Wilmington, DE 19805

            SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

            IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fifteenth day of May, A.D. 1996.


                                                 /s/ Mala. Lahore
                                                 -------------------------------
                                                 Incorporator


                                      -15-